EXHIBIT 99.1

ANALYSTS INTERNATIONAL CORPORATION

Transcript of Question and Answer Session

November 3, 2005 Earnings Conference Call

Operator:                                                                      At this time I would like to remind everyone, in order to ask a question, please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

                                                                                                                        Your first question comes from Rick D’Auteuil with Columbia Management.

Rick D’Auteuil:                                      That’s my new name. (Unintelligible).

Jeff Baker:                                                                 Hey Rick.

Rick D’Auteuil:                                      Just a couple of things.  As you look at the Q4 with the guidance you guys have provided, if you take out the IBM business in that, are we looking at similar growth than you had in the September period?  I think you said 6 plus percent non-IBM.

David Steichen:                                    I think it’s roughly in that neighborhood, maybe a little bit smaller, but yes, something single, low-single digit type numbers.

Rick D’Auteuil:                                      Okay.  At one point you guys were pursuing - you talked about charges this quarter related to the merger.  At one point you were pursuing reimbursement for those.  What’s the status of that?

Jeff Baker:                                                                 I think as you will recall from the merger agreement, the language in there cites two conditions that give rise to the collection of that payment.  One of those conditions has already been met, we believe.  And we’re currently waiting for the other condition to be met.  Once that condition is met, I think we will pursue collection of that.

Rick D’Auteuil:                                      And to quantify that, what kind of…

Jeff Baker:                                                                 The agreement calls for a break up fee, I believe it’s roughly $3.6 million plus up to one million for expenses.

Rick D’Auteuil:                                      Okay.  That would go a long way to helping the balance sheet issue I would think, that and maybe a little better management of your receivables.

Jeff Baker:                                                                 Yes.  I think we have to be realistic about that also.  I fully expect them to fight that.  And we will pursue it as we believe appropriate, but it’s by no means a check in the mail type arrangement.

Rick D’Auteuil:                                      Okay.  I’ll let others ask.  Thanks.

Jeff Baker:                                                                 Thanks.

Operator:                                                                      Once again, if you would like to ask a question, press star 1 on your telephone keypad.

                                                                                                                        Your next question comes from Carry Robinson with Miller Johnsons.

Carry Robinson:                                 Hi guys, just a follow-up on Rick’s.  Hello?  Can you hear me?

Jeff Baker:                                                                 Yes.

Carry Robinson:                                 Just a follow-up on Rick’s question. What are those two conditions that need to be met to get the $4.6 million…

Jeff Baker:                                                                 The first condition is there has to be a third party event prior to the vote by the shareholders. The second condition is they have to complete an alternative transaction within 12 months.

Carry Robinson:                                 Okay, and you think that that’s actually going to occur?

Jeff Baker:                                                                 It’s the stated intent, I believe, of the new group that took over.

Carry Robinson:                                 Okay great.  And then just could you go over - if you missed - if you mentioned in your commentary I must have missed it.  What’s the pace of the roll-out of the IBM contract?  Where are you at and the progress of that and what do you think the run rate will be when you complete the roll outs of all those contracts?

Jeff Baker:                                                                 Well we can’t really give you specifics on the roll out.  The way IBM handled that is they notified the display suppliers.  We’ve been working over the last few months to make arrangements to accommodate as many of those as we can.

                                                                                                                        I think there are still cases where there are displaced suppliers that have not found arrangements to move those.  I see most of that additional stuff coming through displaced suppliers that we’ll see will be largely in the form of sub supplier revenue going forward as opposed to direct revenue.  But - so it won’t have that much contribution effect.  But our sense is there’s still a fair amount of those displaced people out there that haven’t finalized their arrangements.

Carry Robinson:                                 Okay and then what’s - in your guidance, you talked about revenue of 83 to 87 million for the fourth quarter which is a nice sequential increase.  I’m curious what drives the variability between the low end and the high end of the range?

Jeff Baker:                                                                 A lot of that has to do with the pace of transitioning some of this business. There - it’s a little bit unpredictable when it’s kind of - when you have such a big piece of it.  It’s kind of a non-organic piece that some people get it done faster than others.

                                                                                                                        We even saw at the end of the third quarter some jumps that we expected to happen early in the quarter that didn’t get worked on until late.  So it really has more to do with timing and when you get those things finalized I think. David, you - any other comments on that?

David Steichen:                                    Yes, that’s the biggest variable that we see in the fourth quarter.

Carry Robinson:                                 Okay and some - if - so if I just take your earnings guidance and your revenue guidance, is it safe to say that your break even level of revenue is 83 million on a normalized basis on a quarterly run rate?

David Steichen:                                    It’s probably in the neighborhood. Actually last year, if you look at last year’s number, it was actually - the break even was much less than that.  I think if we can get the margins and the utilization back to where we - what we experienced last year, it’s much less - because on 340 last year we made 3.8 million.

                                                                                                                        Now that’s again assuming we can manage the utilization at the rates in our solutions business we did last year.  I think we’ve been able to keep the corporate costs even lower than what they are last year.  But I think the big variable is getting that utilization and profitability of the contribution line in line with what it was last year.

Carry Robinson:                                 And what kind of leverage factors are you using to get your utilization up? Is this something where you’re trying to get more work for the people or terminate some of the people or optimize utilization of them in some other fashion?

Jeff Baker:                                                                 All of the above.  We monitor that utilization weekly.  We’ve - a number of different practices we’re using in terms of using their time off, things like that to make sure that we’re running those practices at as high a level as we can.  And it varies by practices.

                                                                                                                        We have - some practices, for example, are - some of our applications work right now where we’re running in the high 90s.  We’re now running into some supply issues.  Others as I mentioned, the IP-Tel is still down in the 60s.  So it really varies by practice.

Carry Robinson:                                 Okay.  And then finally since you’re looking at 85 million at the mid-point of the range and break even for the fourth quarter, is it safe to say that you could use that on a - is that going to be your quarterly run rate exiting ‘05 so that basically you should be able to see that level of revenue or higher in ‘06 and that we should be able to see profitability for the full year ‘06?

Jeff Baker:                                                                 Yes, that’s certainly our intention.  The only caveat I put on there is there is a historical decline you go through usually in about the first six weeks following the calendar year end where contracts - purchase orders expire, it takes a while to replace those.  But we - that’s - we don’t see any reason why we won’t follow the normal trend that also says you recover that within a reasonable period after that year end.

Carry Robinson:                                 Okay great. Thank you.

Operator:                                                                      At this time - I’m sorry, you do have a question from Matthew Harman with HS Capital.

Matthew Harman:                         Yes.  Hi guys.  Sorry about this.  I’ve been bouncing in and out of the call. Don’t know if it’s been asked or answered already.  But given the restructuring that’s going on, is there any plans for an exit strategy if a bid for the company were to emerge that we would entertain that prior to the restructure or return to full profitability after seeing a full calendar year or is it something that we would only address after we’ve kind of ramped the business back up to where it once was?

Jeff Baker:                                                                 Well I think it’s really a question of practicality.  I think we don’t - at a 52 week low, given what a public company - what sort of premium they could pay for us right now, we don’t think that makes sense.  Now if somebody came in with an offer that’s a reasonable premium over where we think we would get to, sure, we’re going to entertain anything that’s in the shareholder’s best interest.  It’s more of a practical issue of - I think if we get the number to a reasonable price, how long does it take us to do that?

Matthew Harman:                         Right, right.  Is it safe to assume a reasonable price is - recent trading prices prior to this Computer Horizons situation?

Jeff Baker:                                                                 Yes, I don’t want to put a price tag on it right now, but I’d certainly love to see it trading with something that begins with a 3 before we start to entertain those discussions.

                                                                                                                        I think the 50 and 200 day average prior to the announcement of that deal was around $3.50 or $3.60.

Matthew Harman:                         Yes.  All right, well you and me both and congratulations and we’ll stay tuned.

Jeff Baker:                                                                 Okay.

Matthew Harman:                         Thanks.

Operator:                                                                      You have a follow-up from Carry Robinson with Miller Johnson.

Carry Robinson:                                 Hi.  Just going back on the cost-cutting for a second.  Do you have some flexibility in the SG&A line where, you know, they had $16 million this quarter?  Is there some flexibility where you could actually bring that down to a much lower level or is it a case where there’s so many costs in there that it cannot be removed?

David Steichen:                                    There are a fair number of those costs that are fixed and they’re not variable based upon the amount of revenue that we do.  But there are a few things that we’re doing in the fourth quarter to kind of reduce the amount of travel and so forth that we can put pressure on those numbers.

                                                                                                                        But long term reductions in those costs at our current revenue rate is - we’re running pretty tight.

Jeff Baker:                                                                 There are some future events out there I think though that didn’t lend themselves to restructuring at this point but in the future may lend themselves to further reductions just in the normal course of business.  Like, for example, the office space here at our headquarters.  Under the terms of the lease, it didn’t make sense to restructure that now.  But as we see possibly that lease play out and other costs like that in the normal course, those I think are costs that reasonably could be driven down as well.

Carry Robinson:                                 Okay great.

Operator:                                                                      At this time there are no questions. Mr. Baker, do you have any closing remarks?

Jeff Baker:                                                                 Yes, I’d just like to say thank you for all the shareholders that again, supported us through this deal and to the employees that continue to work hard during the uncertainty during this time.  And as a management team, certainly the board has given us clear direction that we will be profitable.  And that’s our intent to deliver that and then prepare ourselves going into next year and hopefully have a better looking stock price.

Operator:                                                                      This concludes today’s teleconference. You may now disconnect.

END